Towerstream Announces First Quarter 2008 Results

Revenues increase 31.7% in First Quarter 2008 over First Quarter 2007

Middletown, RI., May 7, 2008 - Towerstream (NASDAQ: TWER), a leading fixed WiMAX provider currently operating in nine major metropolitan areas, today announced results for the first quarter ended March 31, 2008.

Towerstream Operating Highlights

•	Strong first quarter revenue growth with revenues up 31.7% over first quarter 2007
•	Churn 1.35% for the quarter
•	First Quarter Net new revenue growth up 89% over 4th quarter 2007
•	New subscriber ARPU increased 9.8% to $842
•	Launched 9th major market - Dallas-Fort Worth, Texas
•	Launched first Towerstream-powered building

First Quarter 2008 Results of Operations

Revenue for the quarter ended March 31, 2008 increased 31.7% to $2.1 million, compared to revenue of $1.6 million for the quarter ended March 31, 2007. The increase in revenue was primarily due to increases in ARPU (average revenue per user) and the addition of new customers. Compared to the fourth quarter 2007 revenue of $1.9 million, first quarter 2008 revenue grew 9.2%.

ARPU of new subscribers was $842 for the quarter ended March 31, 2008 compared to $767 for the quarter ended December 31, 2007, a 9.8% increase, and $767 for the quarter ended March 31, 2007, also a 9.8% increase. Customer churn for the first quarter was 1.35% compared to 2.03% for the previous quarter and 1.27% for the prior year period.

Cost of revenues for the first quarter totaled $976,000, producing gross margin of 53.1%, which is down 5.0% from our fourth quarter gross margin of 58.1%.  The decrease in gross margin was primarily attributed to expansion into new markets prior to the generation of revenue.

Customer support expenses for the quarter ended March 31, 2008 were $421,000, up from $322,000 in the previous quarter and $160,000 in first quarter 2007, due to increased staffing to support our growing customer base.

Selling expenses for the quarter ended March 31, 2008 totaled $1.8 million, up from $1.4 million in the previous quarter and $343,000 in the first quarter of 2007, primarily due to the expanded sales force as well as advertising costs.

General and administrative expenses remained relatively flat, increasing $48,000, or 2.6%, to $1.9 million in the first quarter of 2008 compared to the fourth quarter of 2007. Compared to the first quarter of 2007, general and administrative expenses increased $489,000, or 34.5%.

The net loss for the first quarter ended March 31, 2008 was $(3.6) million or $(0.10) per share versus a net loss of $(2.7) million or $(0.08) per share for fourth quarter 2007, and $(1.6) million or $(0.07) per share for first quarter 2007.

EBITDA before stock-based compensation for the first quarter was $(2.9) million, compared to $(2.2) million for the previous quarter and $(1.6) million for the first quarter of 2007.

As of March 31, 2008, we had working capital of $34,284,333 due primarily to our capital raising activities in 2007. As of May 5, 2008, there were 34,556,332 shares of Common Stock issued and outstanding.

Key Financial and Operating Highlights
(All financial results are in thousands, except loss per share and ARPU)

	(Unaudited)
	Three Months Ended
	3/31/2008	12/31/2007	3/31/2007 *
Financial Highlights
Revenues	$2,082	$1,906	$1,581
Cost of revenues	$976	$799	$464
Gross profit margin %	53%	58%	71%
Depreciation	$677	$601	$362
Customer support services	$421	$322	$161
Selling expenses	$1,811	$1,442	$343
General and administrative expenses (1)	$1,907	$1,859	$1,418
Total operating expenses	$5,792	$5,023	$2,748
Loss from operations	$(3,710)	$(3,117)	$(1,167)
Interest income	$289	$527	$104
Interest expense	$(183)	$(133)	$(575)
Other (expense)/income	$(5)	$(4)	$(3)
Net loss	$(3,609)	$(2,727)	$(1,641)
Loss per share	$(0.10)	$(0.08)	$(0.07)
EBITDA before Stock-based compensation (2)	$(2,864)	$(2,213)	$(615)

Operating Metrics
Churn rate (2)	1.35%	2.03%	1.27%
ARPU (2)	$735	$725	$657
ARPU of new subscribers (2)	$842	$767	$767
Number of employees	178	157	51
* Certain reclassifications of prior period amounts have been made to conform to current year presentation.
(1) Includes Stock-based compensation of $174, $307 and $193, respectively.
(2) See Non-GAAP Measures below for a definition and reconciliation of EBITDA before Stock-based compensation, and definitions of Churn, ARPU and ARPU of new subscribers.

Towerstream Outlook for Current Objectives

•	We expect revenue growth in the second quarter to be approximately 15% over the first quarter 2008.

•	New installed revenue will continue to accelerate.

•
Towerstream will focus on penetrating our existing nine markets and getting the existing markets to EBITDA positive on a per market basis. Once we achieve this milestone we will continue to add new markets.

•	We expect to be EBITDA positive on a per market basis by end of Q1 2009.

“With our recurring revenue model, it was important for us to have a good first quarter, giving us a good foundation and helping us achieve our revenue goals for the year. Our new installed revenue growth continues to accelerate as more of our sales representatives become seasoned, our pipeline expands and matures and our veteran sales team members continue to hit new highs,” said Jeff Thompson, President and Chief Executive Officer. “Combining the revenue growth acceleration with a low churn rate and a cost structure that is expected to remain relatively unchanged throughout 2008, we’re positioned well for a strong 2008. We remain very optimistic about the future of WiMAX - and about Towerstream’s position in this burgeoning market.”

Conference Call and Webcast

A conference call led by President and Chief Executive Officer, Jeff Thompson, and interim Chief Financial Officer, Maria Perry, will be held on May 7th at 5:00 p.m. EDT to review results and provide an update on business developments.

Interested parties may participate in the conference by dialing 888.679.8033, 617.213.4846 (for international callers) using pass code 94474548. A telephonic replay of the conference may be accessed approximately two hours after the call through June 10, 2008 by dialing 888-286-8010 or 617-801-6888 (for international callers) using pass code 47047520.

The call will also be webcast and can be accessed in a listen-only mode on the company’s website at www.towerstream.com.

Towerstream’s wireless broadband solution network delivers high-speed Internet access supporting VoIP, bandwidth on demand, wireless redundancy, VPNs, disaster recovery, bundled data, and video services, and can be delivered in days. Unlike cable Internet and DSL, Towerstream connections are symmetrical, which means that the upload and download speeds are identical.  This creates a more stable connection, suitable for Voice Over IP and web hosting, as well as many other business applications. Companies utilizing multiple appliances simultaneously, such as streaming video and VoIP, can prioritize their bandwidth to secure mission-critical activities. All of Towerstream’s products are backed by its Service Level Agreement (SLA) and the ability to be up and running within a week. Towerstream currently serves businesses of all sizes in New York, Chicago, Miami, Seattle, Los Angeles, Boston, the San Francisco Bay Area, Dallas-Fort Worth and Providence/Newport, RI.

For more information, visit www.towerstream.com.

About Towerstream
Towerstream is a leading fixed WiMAX service provider in the U.S., delivering high-speed Internet access to businesses.  Founded in 2000, the company has established networks in such markets as New York City, Los Angeles, Miami, Chicago, Seattle, the San Francisco Bay Area, Dallas-Fort Worth and the greater Boston, Providence and Newport, R.I. areas, and continues to expand coverage throughout the country. The company was the first carrier selected to join the WiMAX Forum to assist leading vendors in establishing industry compliance with international broadband wireless access standards and cross-vendor interoperability.

Non-GAAP Measures
The terms “EBITDA before Stock-based compensation”, “Churn”, “Churn rate” and “ARPU” are measurements used by Towerstream to monitor business performance and are not recognized measures under GAAP. Accordingly, investors are cautioned in using or relying upon these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may differ from other issuers and, accordingly, may not be comparable to similar measures presented by other issuers.

The term “EBITDA before Stock-based compensation” refers to income before deducting interest, taxes, depreciation, amortization and stock-based compensation. The terms “Churn” and “Churn rate” refer to the percent of revenue lost on a monthly basis from subscribers disconnecting from our networks. The term “ARPU” refers to average revenue per subscriber, calculated as the average revenue for the period divided by the average number of subscribers on the network. ARPU of new subscribers is calculated as the monthly recurring revenue generated by new subscribers during a period divided by the total number of new subscribers added during the period.

The Non-GAAP measure, EBITDA before Stock-based compensation, has been reconciled to the nearest GAAP measure, Net loss, as follows:

	Three Months Ended
	3/31/2008	12/31/2007	3/31/2007 *
Reconciliation of Non-GAAP to GAAP:
EBITDA before stock-based compensation	$(2,864)	$(2,213)	$(615)
Less interest expense	(183)	(133)	(575)
Add interest income	289	527	104
Less depreciation and amortization	(677)	(601)	(362)
Less stock-based compensation	(174)	(307)	(193)
Net loss	$(3,609)	$(2,727)	$(1,641)
* Certain reclassifications of prior period amounts have been made to conform to current year presentation.

Safe Harbor
Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The company undertakes no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

MEDIA CONTACT:
Amanda Lordy/ Todd Barrish
Dukas Public Relations
212-704-7385
amanda@dukaspr.com / todd@dukaspr.com